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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated January 15, 1998 on our audit of the consolidated financial statements of Atmel Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is incorporated by reference from the 1997 Annual Report of Atmel Corporation and our report dated January 15, 1998, on our audit of the consolidated financial statement schedule, which report is incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."



/s/ PricewaterhouseCoopers LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP



San Jose, California
July 16, 1998